Exhibit 99.1
CONFORMED COPY
SEVENTH AMENDMENT AGREEMENT
dated 1 June 2011 among:
ING Bank N.V., London Branch (“ING”),
AND
Telenor East Invest AS (the “Counterparty”).
ING and the Counterparty are parties to a Total Return Swap Transaction as evidenced by the letter agreement dated 2 June 2006, as amended and novated by the Assignment, Novation and Amendment Agreement dated 30 March 2007 between and among ING, Telenor ASA and the Counterparty, as further amended by the Second Amendment Agreement dated 11 May 2007, and as further amended by the Third, Fourth, Fifth and Sixth Amendment Agreements dated 2 June 2008, 28 May, 2009 2 June, 2010, and 9 June 2010 respectively (as so amended and novated and in effect on the date hereof, together with additional completed Supplemental Confirmations, the “TRS”).
ING and the Counterparty wish to further amend the TRS in certain respects, as described herein.
Accordingly, the parties hereby agree as follows:
1. Definitions.
Unless otherwise specified in this Sixth Amendment Agreement (this “Agreement”), terms defined in the TRS (including by incorporation by reference) are used herein as therein defined.
2.	Amendments.
The parties agree that Paragraph 2, 3 and 4 of the TRS (except for the section in Paragraph 2 headed “Additional Provisions”) are amended and restated in their entirety to read as follows:
2. The terms of the particular Transaction to which this Master Confirmation relates are as follows:

General Terms:

Trade Date:	3 June, 2011

Effective Date:	6 June, 2011

Termination Date:	The final Cash Settlement Payment Date

Shares:	VimpelCom LTD-SPON ADR ISIN: US92719A1060 (Sedol No. B62HR76)

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	ING

Equity Amounts payable by the Equity Amount Payer:

Equity Amount Payer:	ING

Number of Shares:	2,237,000

Equity Notional Amount:	The Number of Shares multiplied by the Initial Price.

Equity Notional Reset:	Applicable

Type of Return:	Total Return

Initial Price:	In respect of the initial Valuation Date, the Relevant Price on 1 June, 2011

Final Price:	In respect of any Valuation Date other than a Final Valuation Date, the Relevant Price. In respect of a Final Valuation Date, provided the parties have not otherwise agreed on a Final Price (including an amount representing ING’s cost of funding, inclusive of the Spread, for the period from the Termination Date to the final Cash Settlement Payment Date) by no later than 4pm London time (the “Notification Time”) on the second Exchange Business Day following such Final Valuation Date, then the following provisions shall apply.

On or before the Notification Time on the third Exchange Business Day following such Final Valuation Date, ING shall notify the Counterparty whether ING elects, in its sole discretion, to dispose of the Shares being terminated and, if ING so elects, the number of days, between 5 and 40 (beginning on the relevant Termination Date), designated by ING for such disposal (the “Unwind Period”).

If ING notifies the Counterparty on or before the Notification Time on the third Business Day following such Final Valuation Date that ING has elected not to dispose of all of the Shares, the Final Price shall be the Relevant Price on the relevant Final Valuation Date.

If ING notifies the Counterparty on or before the Notification Time on the third Business Day following such Final Valuation Date that ING has elected to dispose of the Shares being terminated during the Unwind Period, the Final Price shall be the sum of (i) the costs and expenses of ING in disposing of such Shares (which shall not exceed 20 bps, based on the Equity Notional Amount in respect of such Shares on the relevant Termination Date); and (ii) the product of the Relevant Price on each day during the Unwind Period multiplied by the Daily Unwind Amount on any such day, provided that, in calculating the Final Price, any terminated Shares that ING does not dispose of during the Unwind Period shall be deemed to have been disposed of on the final day of the Unwind Period.

The “Daily Unwind Amount” shall be the number of Shares disposed of (or deemed disposed of) by ING on any day during the Unwind Period.

The final Cash Settlement Payment Date shall be three Exchange Business Days following the earliest of (i) the date on which the parties have agreed the Final Price, (ii) the last day of the Unwind Period or (iii) such date on which ING notifies the Counterparty that it has disposed of all of the Shares.

If the parties fail to agree the Final Price as

provided in the first paragraph of this section, then the Counterparty shall be obligated to pay ING’s cost of funding (including the Spread) in respect of the terminated Shares held by it during the period commencing on the Termination Date and ending on the final Cash Settlement Payment Date determined in accordance with clause (ii) or (iii) of the preceding paragraph.

Relevant Price:	The official closing price per Share quoted by the Exchange as of the Valuation Time on the Valuation Date.

Valuation Time:	The Scheduled Closing Time on the relevant Exchange.

Valuation Date(s):	The third Exchange Business Day preceding the Cash Settlement Payment Date.

Floating Amounts payable by the Floating Amount Payer:

Floating Amount Payer:	Counterparty

Notional Amount:	The Equity Notional Amount

Payment Date(s):	The Cash Settlement Payment Date

Designated Maturity:	1 Month

Spread:	Plus 1.100000%

Floating Rate Option:	USD LIBOR-BBA

Floating Rate for the initial Calculation Period:	US 1 month LIBOR as published on Bloomberg page BBAM on 2 June, 2011 (exclusive of spread)

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Business Days:	New York, London and Oslo

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Date:	6 July 2011; 8 August 2011; 6 September 2011; 6 October 2011; 7 November 2011; 6 December 2011; 6 January 2012; 6 February 2012; 6 March 2012; 12 April 2012; 7 May 2012; 6 June 2012

Settlement Method Election:	Not Applicable

Dividends:

Dividend Period:	First Period

Dividend Amount:	Record Amount “Record Amount” means, in relation to a dividend amount, the dividend percentage of the gross cash dividend per share declared by the Issuer to holders of record of a share on any record date occurring during the relevant dividend period.

Dividend Percentage:	85.00%

Dividend Payment Dates:	Each date on which the Issuer pays the relevant dividend to its shareholders of record. Provided that, if such payment date falls after the Termination Date, the Dividend Amount shall be paid on the date on which the Issuer pays the relevant dividend to its shareholder of record and such obligation to pay will constitute its legal valid and binding obligation enforceable in accordance with the terms of this Master Confirmation.

Extraordinary Dividend:	As determined by the Calculation Agent, (i) any cash dividend declared on the Shares at a time when the Issuer has not previously declared or paid dividends on such Shares for the four quarterly periods; (ii) any increase by more than 25% (determined on an annualised basis) in the dividends paid on the Shares; (iii) any payment by the Issuer to shareholders that the Issuer announces will be an extraordinary dividend; (iv) any payment by the Issuer to shareholders out of the Issuer’s capital and surplus; or (v) any other “special” cash or non-cash dividend on, or distribution with respect to, the Shares which is, by its terms or declared intent, declared and paid outside the normal operations or normal dividend procedures of the relevant Issuer. For the avoidance of doubt, the Calculation Agent shall determine, in its sole discretion, whether such amount shall be included as part of an adjustment pursuant to Section 11.2 of the Equity Definitions.

Re-investment of Dividends:	Not applicable

Adjustments:

Method of Adjustment :	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	Modified Calculation Adjustment

Share-for-Combined:	Modified Calculation Adjustment

Determining Party:	Calculation Agent

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Adjustment

Share-for-Combined:	Modified Calculation Adjustment

Determining Party:	Calculation Agent

Composition of Combined Consideration:	Not Applicable

Nationalisation, Insolvency or Delisting:	Negotiated Close-out

Determining Party:	Calculation Agent

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

Determining Party:	Calculation Agent

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Optional Early Termination:

Optional Early Termination:	Applicable
Option Style:	Bermuda
Exercising Party:	ING, Counterparty
Exercise Business Day:	New York, London, Oslo
Procedure for Exercise:
Bermuda Option Exercise Date:	Each Valuation Date (excluding the Final Valuation Date)
Expiration Date:	5 Business Days preceding Bermuda Option Exercise Date

Expiration Time:	11:00 New York time
Partial Exercise:	Applicable (the number(s) and name(s) of the Shares being
terminated (the “Terminated Shares”) must be specified in the notice)
Multiple Exercise:	Applicable
Minimum Notional Amount:	Not Applicable
Maximum Notional Amount:	Not Applicable
Settlement Terms:
Cash Settlement:	Applicable
Cash Settlement Valuation Time:	Valuation Time
Cash Settlement Valuation Date:	The relevant Valuation Date
Cash Settlement Payment Date:	The relevant Cash Settlement Payment Date
Cash Settlement Method:	For the avoidance of doubt, if either party designates an Early Termination pursuant to the terms hereof, the Cash Settlement Valuation Date shall be deemed the final Valuation Date with respect to the Terminated Shares, the relevant Cash Settlement Payment Date shall be deemed to be the Termination Date with respect to the Terminated Shares and the Calculation Agent will determine the amounts that would be payable pursuant to the terms of this Transaction accordingly.
Notices:
Contact details for ING for purpose of giving notice:
Name: Redacted
Tel: Redacted
Fax: Redacted
Email: Redacted

Contact details for Counterparty for purpose of giving notice:
Name: Redacted
Tel: Redacted
Fax: Redacted
Email: Redacted
Governing Law: English Law
General/Additional Provisions

3. Offices:	ING is acting through its London Office, and Counterparty is acting through its Fornebu Office.

4. Account Details:	Payments to ING:
Redacted

Payments to Counterparty:
Redacted
The amendments to the TRS set forth in this Clause 2 shall become effective when this Agreement has been executed by each party hereto. Except as herein provided, the TRS shall remain unchanged and in full force and effect, and references in the TRS to “this Master Confirmation” (including indirect references such as “hereof”, “herein”, “thereof” and “therein”) shall be deemed to be references to the TRS as amended hereby. No further amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of electronic messages on an electronic messaging system.
3. Counterparts.
This Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
4. Costs and Expenses.
The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Agreement and as a result of the negotiation, preparation and execution of this Agreement.
5. Governing Law.
This Agreement will be governed by and construed in accordance with the laws of England and Wales.
6. Jurisdiction.
The terms of Section 13(b) of the Agreement (as defined in the TRS) shall apply to this Agreement, with references in such Section to “this Agreement” being deemed references to this Agreement alone.
IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates specified below.
Party
ING BANK, N.V., LONDON BRANCH

By:	/s/ Michael Amos		By:	/s/ John Wills
	Name:	Michael Amos		Name:	John Wills
	Title:	Authorised Signatory		Title:	Managing Director
	Date: 1 June 2011			Date: 1 June 2011

Party
TELENOR EAST INVEST AS

By:	/s/ Pal Stette

	Name:	Pal Stette
Title: Attorney-in-fact Date: 1 June 2011